FOR RELEASE                                           CONTACT:Chris Morris
July 14, 2004                                         Senior Vice President
3:05 p.m. Central Time                                Chief Financial Officer
                                                      (972) 258-4525


                         CEC ENTERTAINMENT, INC. REPORTS
                          RECORD SECOND QUARTER RESULTS

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced record earnings for the second quarter ended June 27, 2004.

Revenues for the second quarter of 2004 increased to $165.4 million from $152.9 million in the second quarter of 2003. Net income in the second quarter of 2004 increased to $15.3 million from $14.8 million in the same period of 2003. Diluted earnings per share increased to $0.40 per share in the second quarter of 2004 from $0.36 per share in the second quarter of 2003.

Revenues for the first six months of 2004 increased to $372.4 million from $337.0 million in the first six months of 2003. Net income in the first six months of 2004 increased to $47.7 million from $42.2 million in the same period of 2003. Diluted earnings per share increased to $1.22 per share in the first six months of 2004 from $1.02 per share in the first six months of 2003.

Chris Morris, Senior Vice President and Chief Financial Officer, stated that, "New store development and an increase in comparable store sales of 0.1% contributed to an 8.2% increase in revenue in the second quarter of 2004. Food costs increased approximately $2.1 million compared to the prior year due to higher cheese costs. During the first six months of 2004, the Company generated operating cash flow of $87.8 million, invested $36.0 million in new and existing stores and repurchased $56.3 million of common stock."

Mr. Morris further added, "Based on current estimates, we expect diluted earnings per share in 2004 to range from $0.51 to $0.53 per share in the third quarter, $0.40 to $0.42 per share in the fourth quarter and $2.13 to $2.17 per share for the fiscal year."

Richard M. Frank, Chairman and Chief Executive Officer, stated that, "For the first half of fiscal year 2004, comparable store sales increased 2.8% and helped fuel EPS growth of 20% despite a $3.2 million increase in food costs associated with higher cheese prices. Based on the expected continued success of our sales and profit initiatives, our commitment to quality operational execution and the financial resources necessary to execute our strategies, we remain confident in our ability to create long-term value for our shareholders."

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, store sales cannibalization, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, school holidays, commodity, insurance and labor costs.

CEC Entertainment, Inc. operates a system of 479 Chuck E. Cheese's restaurants in 48 states, of which 430 are owned and operated by the Company. # # #


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                                          CEC ENTERTAINMENT, INC.
                               CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

                                    (Thousands, except per share data)


                                                            Quarter Ended            Year to Date Ended
                                                        06/27/04     06/29/03      06/27/04      06/29/03
                                                        --------     --------      --------      --------

Revenues:
      Food and beverage                                 $108,739     $101,233      $245,078      $222,077
      Games and merchandise                               55,826       50,856       125,567       113,264
      Franchise fees and royalties                           852          793         1,713         1,658
      Interest income                                          7            3            14            12
                                                        --------     --------      --------      --------

                                                         165,424      152,885       372,372       337,011
Costs and expenses:
      Cost of sales:
         Food, beverage and related supplies              21,307       18,245        45,785        40,215
         Games and merchandise                             7,218        6,965        15,860        14,489
         Labor                                            47,688       43,754       100,927        91,688
       Selling, general and
            administrative expenses                       20,495       19,444        44,747        40,635
       Depreciation and amortization                      12,730       11,052        24,959        21,957
       Interest expense                                      287          181           574           464
       Other operating expenses                           30,855       29,124        62,252        58,661
                                                       ---------     --------      --------      --------
                                                         140,580      128,765       295,104       268,109

Income before income taxes                                24,844       24,120        77,268        68,902

Income taxes                                               9,514        9,359        29,593        26,734
                                                        --------     --------      --------      --------
Net income                                              $ 15,330     $ 14,761      $ 47,675      $ 42,168
                                                        ========     ========      ========      ========

Earnings per share:
      Basic                                             $    .41     $    .36      $   1.26      $   1.03
      Diluted                                           $    .40     $    .36      $   1.22      $   1.02

Weighted average shares outstanding:
      Basic                                               37,507       40,485        37,910        40,667
      Diluted                                             38,604       40,983        39,107        41,036



Earnings per share and weighted average shares outstanding have been adjusted retroactively for the effect of a 3 for 2 stock split effective March 15, 2004.

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                             CEC ENTERTAINMENT, INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION

                        (Thousands, except store counts)

                                       Quarter Ended         Year to Date Ended
                                    --------------------    --------------------
                                    06/27/04    06/29/03    06/27/04    06/29/03
                                    --------    --------    --------    --------

Number of Company-owned stores:
      Beginning of period               420         388         418         384
      New                                10           4          12           8
      Closed                                         (1)                     (1)
                                       ----        ----        ----        ----
      End of period                     430         391         430         391


Number of franchise stores:
      Beginning of period                48          50          48          50
      New                                 1           1           1           1
                                       ----        ----        ----        ----
      End of period                      49          51          49          51


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                                    CEC ENTERTAINMENT, INC.
                             CONDENSED CONSOLIDATED BALANCE SHEETS
                               (Thousands, except share amounts)

                                                                      June 27,    December 28,
                                                                        2004          2003
                                                                     ---------    ------------

ASSETS

Current assets:
   Cash and cash equivalents.....................................    $  11,069      $   8,067
   Accounts receivable...........................................       12,313         13,103
   Inventories...................................................       11,326         12,491
   Prepaid expenses..............................................        8,641          7,608
   Deferred tax asset............................................        1,487          1,487
                                                                     ---------      ---------
     Total current assets........................................       44,836         42,756
                                                                     ---------      ---------

Property and equipment, net......................................      546,410        536,124
                                                                     ---------      ---------

Other assets.....................................................        1,415          1,471
                                                                     ---------      ---------
                                                                     $ 592,661      $ 580,351
                                                                     =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt.............................    $     168      $     168
   Accounts payable and accrued liabilities......................       62,452         58,736
                                                                     ---------      ---------
     Total current liabilities...................................       62,620         58,904
                                                                     ---------      ---------

Long-term debt, less current portion.............................       63,100         64,581
                                                                     ---------      ---------

Deferred rent....................................................        5,798          5,153
                                                                     ---------      ---------

Deferred tax liability...........................................       58,054         50,714
                                                                     ---------      ---------

Accrued insurance................................................        8,500          8,500
                                                                     ---------      ---------

Shareholders' equity:
   Common stock, $.10 par value; authorized 100,000,000 shares;
     54,997,150 and 54,481,913 shares issued, respectively.......        5,500          5,448
   Capital in excess of par value................................      229,910        219,071
   Retained earnings.............................................      426,586        378,911
   Accumulated other comprehensive income........................          557            695
   Less treasury shares of 17,601,868
     and 16,042,418, respectively, at cost.......................     (267,964)      (211,626)
                                                                     ---------      ---------
                                                                       394,589        392,499
                                                                     ---------      ---------
                                                                     $ 592,661      $ 580,351
                                                                     =========      =========


Share  amounts  have  been  adjusted  retroactively  for the  effect of a 3 for 2 stock split effective March 15, 2004.

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